Exhibit 4.1
VECTOR GROUP LTD.
6.75% Variable Interest Senior Convertible Exchange Notes Due 2014
FORM OF ISSUANCE AND EXCHANGE AGREEMENT
June 15, 2009
[Holder]
Ladies and Gentlemen:
     Vector Group Ltd., a Delaware corporation (the “Issuer”), hereby agrees with the Holder (as defined below), as follows:
     1. Agreement to Issue and Exchange Notes. Subject to the terms and conditions set forth in this Issuance and Exchange Agreement (this “Agreement”), (a) the Issuer agrees, on the Closing Date (as defined below), to issue and deliver to [___], (the “Holder”), an aggregate principal amount of $[ ] of its 6.75% Variable Interest Senior Convertible Exchange Notes due 2014, having terms set forth in Exhibit A attached hereto (such notes, and all notes from time to time replacing such Notes from time to time outstanding, being the “Notes”; and this Agreement, the Indenture (as defined below), and the Notes, being collectively, the “Operative Documents”), and (b) the Holder agrees, on the Closing Date, to deliver to the Issuer (or as otherwise directed by the Issuer), an aggregate principal amount of $[___] of its 5.0% Variable Interest Senior Convertible Notes Due 2011 (the “Old Notes”), for cancellation and to acquire and accept from the Issuer the Notes in exchange for such Old Notes.
     The Notes will be convertible into shares of the Issuer’s common stock, par value $0.10 per share (the “Common Stock”; the Common Stock into which the Notes may be so converted, the “Conversion Stock”; and the Conversion Stock and the Notes being, collectively, the “Securities”), in accordance with the terms of the Indenture and the Notes.
     The Notes will be offered, issued and exchanged to the Holder pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Act”). Upon original issuance thereof, and so long as required under applicable requirements of the Act, the Notes shall bear the legend regarding transfer restrictions under the Act set forth in Section 4(l) hereof.
     2. Closing; Delivery and Exchange.
     (a) Delivery of the Notes to the Holder and the Old Notes to the Issuer (or its designee) (the “Closing”), shall be made at 10:00 a.m., Eastern time, on June 30, 2009 or such other date as may be agreed upon by the Holder and the Issuer (the “Closing Date”), at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10173, or such other time or place as the Holder and the Issuer shall designate, all in accordance with Section 2(b) hereof.

     (b) At the Closing, the Issuer shall deliver to the Holder (or to such other designee(s) as the Holder shall direct at least one business day prior to the Closing) (i) one or more original Notes in an aggregate principal amount of $[___] (in each case with any transfer taxes thereon duly paid by the Issuer), and (ii) (A) accrued but unpaid interest on the Old Notes through the Closing Date plus (B) against the tender and delivery to the Issuer of $[___] aggregate principal amount of the Old Notes.
     3. Representations and Warranties of the Issuer. The Issuer represents and warrants to the Holder that:
     (a) Organization and Qualification. The Issuer and its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Issuer, directly or indirectly, owns capital stock or holds an equity or similar interest that exceeds 50% of the aggregate outstanding equity or similar interests of such entity) are entities duly organized and validly existing in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authority to own their material properties and to carry on their business as now being conducted in all material respects. Each of the Issuer and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, assets, results of operations, or condition (financial or otherwise) of the Issuer and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby and by the other Operative Documents taken as a whole or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Issuer to perform its obligations under the Operative Documents. The Issuer has no Subsidiaries except as set forth on Schedule 3(a).
     (b) Authorization; Enforcement; Validity. The Issuer has the requisite corporate power and authority to enter into and perform its obligations under each of the Operative Documents and to issue the Notes in accordance with the terms hereof. The execution and delivery of this Agreement and the other Operative Documents by the Issuer and the consummation by the Issuer of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes, the reservation for issuance, and the issuance of the Conversion Stock issuable upon conversion of any Notes, have been duly authorized by the Issuer’s Board of Directors and (other than the filing with the Securities and Exchange Commission (the “SEC”) of one or more registration statements as may be required by federal and state securities laws with respect to the Issuer’s registration obligations under the Notes and such filings as may be required by and with the New York Stock Exchange LLC (the “Principal Market”) with respect to the transactions contemplated hereby), no further consent or authorization by the Issuer, its Board of Directors or its stockholders is required. This Agreement has been duly executed and delivered by the Issuer and is, and upon execution and delivery of the other Operative Documents by the Issuer, each of the Operative Documents will be, the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting creditors’ rights and remedies generally.
     (c) Issuance of Notes. The Notes are duly authorized and upon issuance, shall be free from all taxes, liens and charges with respect to the issue thereof. As of the Closing Date, a number of shares of Common Stock shall have been duly authorized and reserved for issuance, free of pre-emptive rights, and sufficient for the purpose of enabling the Issuer to satisfy all obligations to issue the Conversion Stock upon conversion of all of the Notes. Upon conversion of Notes into Conversion Stock in accordance with their terms, the Conversion Stock will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders thereof being entitled to all rights accorded to a holder of Common Stock.
     (d) No Conflicts. The execution, delivery and performance of this Agreement and the other Operative Documents by the Issuer and the consummation by the Issuer of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes and reservation for issuance and issuance of the Conversion Stock) will not (i) result in a violation of the Issuer’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), or the Issuer’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Issuer or any of its Subsidiaries is a party, or (iii) (so long as the Issuer obtains all consents, authorizations and orders and makes all filings and registrations specified in Section 3(e) below) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market) applicable to the Issuer or any of its Subsidiaries or by which any property or asset of the Issuer or any of its Subsidiaries is bound or affected, except, in the case of clauses (ii) and (iii), such conflicts, defaults, rights, or violations that would not reasonably be expected to have a Material Adverse Effect.
     (e) Consents. The Issuer is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or the other Operative Documents, in each case in accordance with the terms hereof or thereof, other than as may be required by federal and state securities laws and the rules and regulations of the Principal Market with respect to the Issuer’s registration obligations under the Notes. All consents, authorizations, orders, filings and registrations which the Issuer is required to obtain or make pursuant to the preceding sentence have been (or will be) obtained or made on or prior to the Closing Date.
     (f) No General Solicitation. Neither of the Issuer nor any of its respective affiliates or other persons acting on behalf of the Issuer have offered or sold the Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act or, with respect to Notes sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Act), by means of any directed selling efforts within the meaning of Rule 902 under the Act, and the Issuer, any affiliate of the Issuer and any person acting on behalf of the Issuer have complied with and will implement the “offering restrictions” within the meaning of such Rule 902; provided that no representation is made in this subsection with respect to the actions of the Holder.
     (g) No Broker’s Fees. Except as set forth on Schedule 3(g), the Issuer has not engaged any broker, finder, commission agent or other person in connection with the transactions contemplated in the Operative Documents, and the Issuer is not under any obligation to pay any broker’s fee or commission in connection with such transactions.
     (h) Reasonable Best Efforts. The Issuer agrees to use its reasonable best efforts to do and perform all things required or necessary to be done and performed under this Agreement thereby prior to the Closing Date and to satisfy all conditions precedent to the sale of the Notes set forth in Section 5(a).
     (i) SEC Documents; Financial Statements. During the two (2) years prior to the date hereof, the Issuer has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”) and none of the SEC Documents, when filed by the Issuer and as of the date such statements were made, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the SEC Documents, as they may have been subsequently amended by filings made by the Issuer with the SEC prior to the date hereof, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. As of their respective dates, the financial statements of the Issuer included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Issuer as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
     (j) Full Disclosure. No representation or warranty or other statement made by the Issuer or any affiliate of the Issuer in this Agreement or the Operative Documents contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
     (k) Accounting Controls and Disclosure Controls. The Issuer and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     The Issuer and its Subsidiaries have established and maintain “internal control over financial reporting” and “disclosure controls and procedures,” in each case as required by Rule 13a-15 under the Exchange Act. To the knowledge of the Issuer, the Issuer’s internal control over financial reporting and disclosure controls and procedures are effective at a reasonable assurance level to perform the functions for which they were designed and established. Since the end of the Issuer’s most recent audited fiscal year, there has been (i) no material weakness in the Issuer’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Issuer’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Issuer’s internal control over financial reporting.
     (l) Compliance with the Sarbanes-Oxley Act. During the two (2) years prior to the date hereof, there has been no failure on the part of the Issuer or, to the knowledge of the Issuer, any of the Issuer’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 thereof related to loans and Sections 302 and 906 thereof related to certifications.
     (m) The exchange of the Old Notes for the Notes is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Act. For the purposes of Rule 144 promulgated under the Act, the Issuer acknowledges that the holding period of the Notes may be tacked onto the holding period of the New Notes, and the Issuer agrees not to take a position contrary to this Section 3(m).
     The Issuer acknowledges that the Holder will rely upon the accuracy and truth of the foregoing representations and hereby consents to such reliance.
     4. Representations, Warranties and Agreements of the Holder. The Holder represents and warrants to, and agrees with, the Issuer that:
     (a) Organization and Qualification. The Holder is a limited liability company duly organized or formed and validly existing in good standing under the laws of the jurisdiction in which it is organized or formed (as applicable), validly existing in good standing under the laws of the jurisdiction in which it is organized or formed, and has the requisite power and authority to own its material properties and to carry on its business as now being conducted in all material respects.
     (b) Authorization; Enforcement; Validity. The Holder has the requisite power and authority to enter into and perform its obligations under each of the Operative Documents to which it is a party. The execution and delivery by the Holder of this Agreement and the other Operative Documents to which it is a party, and the consummation by the Holder of the transactions contemplated hereby and thereby, have been duly authorized by the Holder and no further consent or authorization is required by the Holder or its equity holders, as the case may be. This Agreement has been duly executed and delivered by the Holder and is, and upon execution and delivery by the Holder of the other Operative Documents to which it is a party, such Operative Documents will be, the legal, valid and binding obligations of the Holder, enforceable against the Holder in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting creditors’ rights and remedies generally.
     (c) No Conflicts. The execution, delivery and performance by the Holder of this Agreement and the other Operative Documents to which it is a party and the consummation by the Holder of the transactions contemplated hereby and thereby will not (i) result in a violation of the Holder’s articles or certificate of incorporation, as amended or bylaws, as amended (or other governing documents), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Holder is a party, or (iii) (so long as the Holder obtains all consents, authorizations and orders and makes all filings and registrations specified in Section 4(d) below) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Holder or by which any property or asset of the Holder is bound or affected, except, in the case of clauses (ii) and (iii), such conflicts, defaults, rights, or violations that would not reasonably be expected to have a material adverse effect on the authority or ability of the Holder to perform its obligations under the Operative Documents.
     (d) Consents. The Holder is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or the other Operative Documents to which it is a party, in each case in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Holder is required to obtain or make pursuant to the preceding sentence have been (or will be) obtained or made on or prior to the Closing Date.
     (e) Old Notes. The Holder owns, and has valid and marketable title to, the Old Notes. Delivery of the Old Notes to the Issuer will pass marketable title to the Old Notes, free and clear of any security interests, claims, liens, charges or other encumbrances.
     (f) No Broker’s Fees. The Holder has not engaged any broker, finder, commission agent or other person in connection with the transactions contemplated in the Operative Documents, and the Holder is not under any obligation to pay any broker’s fee or commission in connection with such transactions.
     (g) Investor Status. The Holder is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D under the Act (an “Accredited Investor”) and/or (ii) a “qualified institutional buyer” as defined in Rule 144A under the Act (a “Qualified Institutional Buyer” or “QIB”) with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Securities. The Holder is acquiring the Securities for its own account and, except in compliance with the Act, is not acquiring the Securities with a view to any distribution thereof or with any present intention of offering or selling any of the Securities in a transaction that would violate the Act or the securities laws of any state of the United States or any other applicable jurisdiction.
     (h) Reliance on Exemptions. The Holder understands that the Securities are being offered and issued in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and the Issuer is relying in part upon the truth and accuracy of, and the Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire the Securities. The Holder also understands that the Securities may not be offered or sold except pursuant to an effective registration statement under the Act or pursuant to an applicable exemption from registration under the Act. The Holder further understands that the exemption from registration afforded by Rule 144 promulgated under the Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.
     (i) Information. The Holder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Issuer and materials relating to the offer and sale of the Securities which have been requested by the Holder. The Holder and its advisors, if any, have been afforded the opportunity to ask questions of the Issuer. The Holder understands that its investment in the Securities involves a high degree of risk. The Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.
     (j) No Governmental Review. The Holder understands that no Governmental Authority has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities, nor have such Governmental Authorities passed upon or endorsed the merits of the offering of the Securities.
     (k) Transfer or Resale. The Holder understands that the Securities have not been and are not being registered under the Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (i)(a) subsequently registered thereunder, (b) the Holder shall have delivered to the Issuer an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (c) the Holder provides the Issuer with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Act (or, in each case, a successor rule thereto) and (ii) the Holder otherwise complies with the restrictions on transfer set forth in the Indenture and the Notes.

     (l) Legends. The Holder understands that the certificates or other instruments representing the Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):
NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.
     (m) Commercially Reasonable Efforts. The Holder agrees to use its commercially reasonable efforts to do and perform all things required or necessary to be done and performed under this Agreement thereby prior to the Closing Date and to satisfy all conditions precedent to the sale of the Notes set forth in Section 5(b).
          The Holder acknowledges that the Issuer will rely upon the accuracy and truth of the foregoing representations and the Holder hereby consents to such reliance.
     5. Conditions of Obligations.
     (a) The obligations of the Holder to exchange the Old Notes for the Notes under this Agreement on the Closing Date are subject to the satisfaction of each of the following conditions:
          (i) All the representations and warranties of the Issuer contained in this Agreement that are not modified by materiality or Material Adverse Effect shall be true and correct in all material respects, and all of the representations and warranties of the Issuer contained in this Agreement that are modified by materiality or Material Adverse Effect shall be true and correct, in each case, as of the date hereof and on the Closing Date with the same force and effect as if made on and as of the Closing Date. The Issuer shall have performed all covenants and agreements, in all material respects, and satisfied all conditions, in all material respects, on its part to be performed or satisfied at or prior to the Closing Date.
          (ii) The Holder shall have received on the Closing Date a certificate dated the Closing Date signed by the President or any Vice President and the Chief Financial Officer of the Issuer:
     (A) stating that the representations and warranties of the Issuer contained in this Agreement that are not modified by materiality or Material Adverse Effect are true and correct, in all material respects, and all representations and warranties of the Issuer contained in this Agreement that are modified by materiality or Material Adverse Effect are true and correct, with the same force and effect as if made on and as of the Closing Date; and
     (B) stating that the Issuer has complied, in all material respects, with all agreements and satisfied all conditions, in all material respects, on its part to be performed or satisfied at or prior to the Closing Date.
          (iii) The Holder shall have received on the Closing Date a certificate dated the Closing Date signed by the Secretary of the Issuer certifying (A) the Certificate of Incorporation and Bylaws of the Issuer, (B) the resolutions adopted by the Board of Directors of the Issuer approving the transactions contemplated by this Agreement and the other Operative Documents and (C) as to the incumbency of the officers of the Issuer executing the Operative Documents on behalf of the Issuer.
          (iv) The Issuer shall have executed and delivered (A) the Indenture governing the Notes between the Issuer and the trustee party thereto (the “Trustee”), having the terms set forth in Exhibit A attached hereto (the “Indenture”), and (B) the Notes, and the Holder shall have received fully executed copies thereof. The Operative Documents shall be in full force and effect as of the Closing Date. The Issuer shall have received the requisite governmental and regulatory approval in connection with each of the Operative Documents to be completed on or before the Closing Date.
          (v) The Conversion Stock shall have been duly listed, subject to notice of issuance, on the Principal Market.
          (vi) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or local or any foreign government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative or regulatory authority (a “Governmental Authority”) which would, as of the Closing Date, prevent the issuance of the Notes, the exchange of the Old Notes for the Notes or the consummation of any of the other transactions contemplated by the Operative Documents; no action, suit or proceeding shall have been commenced and be pending against or affecting or, to the knowledge of the Issuer, threatened against, the Issuer before any court or arbitrator or any Governmental Authority or an official thereof that, if adversely determined, would be expected to result in a Material Adverse Effect.
          (vii) The Issuer shall have furnished to the Holder and counsel to the Holder such other certificates or other documents as they may have reasonably requested and as are customary in the transactions contemplated by the Operative Documents.
     (b) The obligations of the Issuer to issue the Notes to the Holder and exchange the Notes for the Old Notes under this Agreement on the Closing Date are subject to the satisfaction of each of the following conditions:
          (i) All the representations and warranties of the Holder contained in this Agreement that are not modified by materiality or Material Adverse Effect shall be true and correct in all material respects, and all of the representations and warranties of the Holder contained in this Agreement that are modified by materiality or Material Adverse Effect shall be true and correct, in each case, as of the date hereof and on the Closing Date with the same force and effect as if made on and as of the Closing Date. The Holder shall have performed all covenants and agreements, in all material respects, and satisfied all conditions, in all material respects, on its part to be performed or satisfied at or prior to the Closing Date.
          (ii) The Holder and each other party to the Operative Documents shall have executed and delivered the Operative Documents to which it is a party, and the Issuer shall have received fully executed copies thereof. The Operative Documents shall be in full force and effect as of the Closing Date. The Holder shall have received the requisite governmental and regulatory approval in connection with each of the Operative Documents to be completed on or before the Closing Date.
          (iii) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any Governmental Authority which would, as of the Closing Date, prevent the issuance of the Notes, the exchange of the Old Notes for the Notes or the consummation of any of the other transactions contemplated by the Operative Documents; no action, suit or proceeding shall have been commenced and be pending against or affecting or, to the knowledge of the Holder, threatened against, the Holder before any court or arbitrator or any Governmental Authority or an official thereof that, if adversely determined, would be expected to result in a material adverse effect on the authority or ability of the Holder to perform its obligations under the Operative Documents.
          (iv) The Issuer shall have received the Old Notes, in accordance with Section 2(b) hereof.
     6. Disclosure. By 9:00 a.m., New York City time, on the first business day following the date of this Agreement, the Issuer shall disclose the terms of this Agreement pursuant to a Current Report on Form 8-K filing with the SEC.
     7. Survival. The respective representations, warranties and other statements of the Issuer and the Holder set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, and will survive delivery and exchange of the Old Notes for the Notes, regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of the Holder, the officers or directors of the Holder, any person controlling the Holder, the Issuer, the officers or directors of the Issuer, or any person controlling the Issuer and (ii) acceptance of the Notes and exchange for them hereunder.
     8. Notices. All statements, requests, notices and agreements (each, a “Notice”) hereunder shall be in writing, and:
     (a) If to the Holder, Notices shall be delivered or sent by mail, facsimile transmission or overnight courier to the Holder as follows:
     [___]

     (b) If to the Issuer, Notices shall be delivered or sent by mail, facsimile transmission or overnight courier to the address of the Issuer as follows:
Vector Group Ltd.
100 S. E. Second Street, 32nd Floor
Miami, Florida 33131
Attention: Marc N. Bell
Facsimile: (305) 579-8009
or to such other address as the Issuer may designate in writing, with a copy, which shall not constitute notice, to:
McDermott Will & Emery LLP
340 Madison Avenue
New York, New York 10173-1922
Attention: Stephen E. Older, Esq.
Facsimile: (212) 547-5444
Any such statements, requests, notices or agreements shall take effect upon receipt thereof.
     9. Applicable Law. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.
     10. Submission to Jurisdiction. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL, TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND STATE COURTS SITTING IN NEW YORK COUNTY, NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY; AND (II) WAIVES (A) ITS RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY AND FOR ANY COUNTERCLAIM RELATED TO ANY OF THE FOREGOING AND (B) ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     11. Counterparts. This Agreement may be signed in various counterparts, and by each party in several counterparts, all of which together shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by electronic or facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

     12. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     13. Third Parties; Assignment. This Agreement shall inure to the benefit of and be binding upon the Holder and the Issuer and their respective successors, permitted assigns and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person. No purchaser of the Notes from the Holder will be deemed a successor because of such purchase. No party hereto may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other party hereto.
     14. Invalidity. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
     15. Amendments, Modifications, Waivers, etc. This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by all of the signatories hereto.
     16. Expenses. Each party hereto will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of legal counsel, accountants, financial advisors, agents and representatives.
     17. Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the agreements, certificates and other documents that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersedes all prior understandings, agreements or representations by or between the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.
(Signature Page Follows)

     IN WITNESS WHEREOF, the parties have executed this Issuance and Exchange Agreement as of the date first written above.

Very truly yours, VECTOR GROUP LTD.
By:
	Name:	J. Bryant Kirkland III
	Title:	Vice President and Chief Financial Officer

Accepted and Agreed to: [HOLDER]
By:
Name:
Title:

SCHEDULE 3(a)
LIST OF SUBSIDIARIES
     The Issuer’s Subsidiaries, including the jurisdiction of incorporation of each and the names under which such Subsidiaries conduct business is set forth below. In the case of each Subsidiary which is indented, its immediate parent owns beneficially all of the voting securities.

VGR Holding LLC	Delaware
Liggett Group LLC	Delaware
Vector Tobacco Inc.	Virginia
Liggett Vector Brands Inc.	Delaware
New Valley LLC	Delaware

     Not included above are other Subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined by Rule 1-02(w) of Regulation S-X.

SCHEDULE 3(g)
BROKER’S FEES
     Financial advisory fee to Jefferies & Co., Inc.

EXHIBIT A
TERM SHEET
(see attached)

Vector Group Ltd.
Summary Terms & Conditions
June 15, 2009

A-1

     I.     Vector Group Ltd.
     A.     Summary Terms & Conditions — Exchange Offer

Existing Issue	5.00% Variable Interest Convertible Senior Notes due 2011.

New Issue	Variable Interest Senior Convertible Exchange Notes due 2014 (the “Notes”).

Issuer	Vector Group Ltd. (the “Company” or “VGR”).

Issue/Exchange Price	$1,070 of principal amount for each $1,000 of principal tendered of 5% Variable Interest Senior Convertible Notes due 2011.

Maturity	November 15, 2014.

Interest Rate	3.75% per annum plus an amount equal to the cash dividends paid per share of VGR common stock during the prior three-month period multiplied by the number of shares into which the Notes may be converted, payable quarterly in arrears, but in no event shall the total coupon be less than 6.75% per annum.

Conversion Price	The Notes are convertible at the option of the holder into VGR’s Common Stock at any time prior to maturity, at a conversion price of $17.06, which is equal to a conversion rate of approximately 58.6063 shares of VGR Common Stock per $1,000 principal amount of Notes, subject to adjustment upon certain circumstances.

Optional Redemption	The Company will not have the option to redeem the Notes at any time prior to maturity.

Mandatory Redemption Prior to Maturity	Notwithstanding anything to the contrary contained herein, to the extent as of the end of any accrual period (as defined in Section 1272(a)(5) of the Code) ending after June 15, 2014, the aggregate amount of accrued and unpaid original issue discount (as defined in Section 1273(a)(1) of the Code) on the Securities would, but for this paragraph, exceed an amount equal to the product of the issue price of the Securities multiplied by the yield to maturity (as defined in Treasury Regulation section 1.1272-1(b)(1)(i)) of the Securities (such excess hereinafter referred to as the “Mandatory Redemption Amount”), the Company will redeem, on each Interest Payment Date after June 15, 2014, Securities having a principal amount equal to the Mandatory Redemption Amount as of such date. This provision is intended to prevent the Securities from being classified as “applicable high yield discount obligations”, as defined in Section 163(i) of the Code, and shall be interpreted consistently therewith.

Other Terms and Conditions	The indenture governing the Notes will contain other provisions substantially identical to the Company’s 6.75% Variable Interest Senior Convertible Notes due 2014 as well as, to the extent not provided for in the new 2014 Notes, other “market” provisions found in the Company’s 5.00% Variable Interest Senior Convertible Notes due 2011 and 3.875% Variable Interest Senior Convertible Debentures due 2026.

Legal and Mechanics	Based on holder inquiries received by the Company, the transaction would be structured as a series of exchanges pursuant to Section 3(a)(9) and will require an Indenture, which will be drafted to ensure the capability of including additional holders.

Fees	Financial advisory fee to be negotiated.

Repurchase at Option of the Holders Upon a Fundamental Change

Upon the occurrence of a fundamental change, investors may require us to purchase all or any portion of the Notes for cash. The fundamental change purchase price will be 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, to but excluding the fundamental change purchase date.

A-2

Adjustment to Shares Delivered upon a Make-Whole Fundamental Change

The following table sets forth the stock price, effective date and number of additional shares to be added to the applicable conversion rate per $1,000 principal amount of the Notes in connection with certain fundamental changes.
Make-whole Table

	Stock Price
Effective Date	$15.10	$17.06	$20.00	$25.00	$30.00	$35.00	$40.00	$50.00
June 15, 2009*	11.1134	8.1136	5.3719	2.8607	1.5133	0.7176	0.2488	0.0000
November 15, 2009	11.5293	8.4548	5.6641	3.1275	1.7586	0.9321	0.4264	0.0000
November 15, 2010	12.0548	8.7298	5.8208	3.3149	1.9932	1.1711	0.6337	0.0000
November 15, 2011	12.1771	8.5390	5.5227	3.1626	2.0004	1.2704	0.7683	0.0000
November 15, 2012	11.6228	7.6034	4.5415	2.5303	1.6717	1.1353	0.7498	0.0000
November 15, 2013	9.8933	5.3617	2.5013	1.2988	0.9096	0.6550	0.4650	0.0000
November 15, 2014	7.6189	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
* Or expected announcement date of the exchange transaction.

A-3